Jason L. Kent

+1 858 550 6044

jkent@cooley.com

                                                                                             Exhibit 5.1

May 7, 2020

Mirum Pharmaceuticals, Inc.

950 Tower Lane, Suite 1050

Foster City, California 94404

Ladies and Gentlemen:

We have represented Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,129,398 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,149,499 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 229,899 shares of Common Stock issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) 750,000 shares of Common Stock issuable pursuant to the Company’s 2020 Inducement Plan (together with the 2019 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (iii) the Plans and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Sincerely,

Cooley LLP

By:  /s/ Jason L. Kent

Jason L. Kent